NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES 2013 FOURTH QUARTER RESULTS

NEW YORK, NEW YORK (February 13, 2014) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) reported today that it had 2013 fourth quarter total revenue from continuing operations of $8,009,000, income from continuing operations of $1,110,000 and basic and diluted income from continuing operations per share of $0.22 as compared to total revenue from continuing operations of $5,108,000, a loss from continuing operations of ($619,000) and a basic and diluted loss from continuing operations per share of ($0.12) for the 2012 fourth quarter. Griffin’s results from continuing operations reflect Griffin’s real estate business, Griffin Land, LLC (“Griffin Land”). Griffin’s landscape nursery business, Imperial Nurseries, Inc. (“Imperial”), is reported as a discontinued operation. Effective January 8, 2014, Griffin and Imperial entered into an agreement with Monrovia Nursery Company (“Monrovia”), a private company grower of landscape nursery products, under which Imperial sold its inventory and certain other assets to Monrovia (the “Imperial Sale”) for an initial cash payment of approximately $840,000 received at closing (subject to certain adjustments) and a note receivable for $4,250,000 to be paid in two installments: June 1, 2014 and June 1, 2015. Concurrent with the Imperial Sale, Griffin and Imperial entered into a long-term lease with Monrovia (the “Imperial Lease” and combined with the Imperial Sale, the “Imperial Transaction”) for most of the land, land improvements and other fixed assets (collectively the “Land and Improvements”) that were used by Imperial in its Connecticut growing operations. Monrovia also has an option to purchase all or certain portions of the leased Land and Improvements during the lease term.

Griffin’s income from continuing operations in the 2013 fourth quarter as compared to the loss from continuing operations in the 2012 fourth quarter principally reflects an increase of $1,986,000 in operating income in the 2013 fourth quarter as compared to the 2012 fourth quarter and a gain of $584,000 from the 2013 fourth quarter sale of a portion of Griffin’s common stock holdings in Centaur Media plc (“Centaur Media”) for cash proceeds of approximately $1,300,000. The increase in operating income principally reflects a higher gain on property sales in the 2013 fourth quarter as compared to the 2012 fourth quarter. The higher gain on property sales reflects closing on the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the “Windsor Land Sale”) for cash proceeds of approximately $9,000,000, before transaction expenses, in the 2013 fourth quarter. The land sold is part of an approximately 268 acre parcel of undeveloped land that straddles the town line between Windsor and Bloomfield, Connecticut. Under the terms of the Windsor Land Sale, Griffin Land and the buyer will each construct roadways connecting the parcel sold with existing town roads. The roads to be built will also provide access to the remaining acreage in Griffin Land’s land parcel. The Windsor Land Sale is being accounted for using the percentage of completion method under which the revenue and the gain on sale are being recorded as total costs related to the Windsor Land Sale are incurred. In the 2013 fourth quarter, Griffin recognized revenue of $2,668,000 and a pretax gain of $1,990,000 from the Windsor Land Sale. The cash proceeds from the Windsor Land Sale were placed in escrow at closing for the potential purchase of a replacement property under a Section 1031 like-kind exchange.

Griffin reported a loss from discontinued operations of ($7,200,000) and a basic and diluted loss from discontinued operations per share of ($1.40) in the 2013 fourth quarter as compared to a loss from discontinued operations of ($407,000) and a basic and diluted loss from discontinued operations per share of ($0.08) in the 2012 fourth quarter. Griffin’s loss from discontinued operations in the 2013 fourth quarter principally reflects the effect of a pretax charge of $10,400,000 to write down the carrying value of Imperial’s inventories based on the terms of the Imperial Sale.

 For the 2013 fourth quarter, Griffin reported a net loss of ($6,090,000) and a basic and diluted net loss per share of ($1.18) as compared to a net loss of ($1,026,000) and a basic and diluted net loss per share of ($0.20) in the 2012 fourth quarter.

For the 2013 full year, Griffin reported total revenue from continuing operations of $25,526,000, income from continuing operations of $1,910,000 and basic and diluted income from continuing operations per share of $0.37, as compared to total revenue from continuing operations of $24,215,000, income from continuing operations of $196,000 and basic and diluted income from continuing operations per share of $0.04 in the 2012 full year.

Griffin’s income from continuing operations in the 2013 full year was higher than income from continuing operations in the 2012 full year due principally to gains from the sales of investments in the 2013 full year partially offset by a decrease in operating income in the 2013 full year as compared to the 2012 full year. Griffin’s gains from the sales of investments in the 2013 full year reflect a pretax gain of $3,397,000 from the sale of Griffin’s investment in Shemin Nurseries Holding Corp. (“SNHC”) and a gain of $1,088,000 from the sales of a portion of Griffin’s common stock in Centaur Media. The sale of Griffin’s investment in SNHC generated cash proceeds of approximately $3,400,000 that, because of the very low cost basis of Griffin’s investment in SNHC, was essentially equal to the gain. In the 2013 full year, Griffin also sold approximately 2,800,000 shares of its common stock of Centaur Media for cash proceeds of approximately $2,500,000. After its fiscal 2013 sales of Centaur Media common stock, Griffin continues to own approximately 2,500,000 shares of common stock in Centaur Media. There were no gains on the sale of investments in the 2012 full year; however, Griffin did have investment income of $613,000 in the 2012 full year principally from a cash distribution from SNHC.

The decrease in Griffin’s operating income in the 2013 full year as compared to the 2012 full year principally reflects higher general and administrative expenses and lower gain on property sales, which were partially offset by higher income from Griffin Land’s leasing operations. The lower gain on property sales in the 2013 full year period as compared to the 2012 full year period reflects the different mix of transactions in fiscal 2013 and fiscal 2012. Property sales occur periodically, and changes in revenue from year to year from those transactions may not be indicative of any trends in the real estate business.

The increase in profit from Griffin Land’s leasing operations in the 2013 full year as compared to the 2012 full year principally reflects the higher rental revenue in fiscal 2013 as compared to fiscal 2012, due principally to more space being leased in fiscal 2013 as compared to fiscal 2012, including a full building lease that started in the fiscal 2013 third quarter for the new warehouse/industrial building in the Lehigh Valley region of Pennsylvania that was built on speculation in fiscal 2012. The increase in general and administrative expenses in the 2013 full year as compared to the 2012 full year principally reflects higher expenses related to Griffin’s nonqualified deferred compensation plan.

Griffin reported a loss from discontinued operations of ($7,731,000) and a basic and diluted loss from discontinued operations per share of ($1.50) for the 2013 full year as compared to income from discontinued operations of $770,000 and basic and diluted income from discontinued operations per share of $0.15 in the 2012 full year.  Griffin’s loss from discontinued operations in the 2013 full year period is entirely due to the results of the growing operations of Imperial and includes the pretax charge of $10,400,000 recorded in the 2013 fourth quarter (see above). Griffin’s income from discontinued operations for the 2012 full year also includes a loss of ($877,000), after tax, from the growing operations of Imperial more than offset by a gain of $1,530,000, after tax, on the sale of Griffin Land’s warehouse in Manchester, Connecticut (the “Manchester Warehouse”) and income of $117,000, after tax, from the Manchester Warehouse prior to its sale in the 2012 first quarter. The sale of the Manchester Warehouse by Griffin Land in fiscal 2012 generated net cash proceeds, after expenses, of approximately $15,500,000.

 For the 2013 full year, Griffin reported a net loss of ($5,821,000) and a basic and diluted net loss per share of ($1.13) as compared to net income of $966,000 and basic and diluted net income per share of $0.19 in the 2012 full year.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2013. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Land & Nurseries, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended,			Fiscal Year Ended,
	Nov. 30, 2013		Dec. 1, 2012	Nov. 30, 2013		Dec. 1, 2012

Rental revenue	$5,341		$4,709	$20,053		$18,456
Revenue from property sales	2,668		399	5,473		5,759
Total revenue	8,009		5,108	25,526		24,215

Operating expenses of rental properties	1,917		1,679	7,456		6,694
Depreciation and amortization expense	1,688		1,715	6,673		6,303
Costs related to property sales	678		253	1,171		989
General and administrative expenses	1,760		1,481	7,790		6,843
Total costs and expenses	6,043		5,128	23,090		20,829

Operating income	1,966		(20)	2,436		3,386
Gain on sale of investment in Shemin Nurseries Holding Corp.	-		-	3,397		-
Gain on sale of common stock in Centaur Media	584		-	1,088		-
Interest expense (1)	(967)		(1,011)	(3,848)		(3,533)
Loss on debt extinguishment	-		-	(286)	(2)	-
Investment income	64		134	115		613
Income (loss) before taxes	1,647		(897)	2,902		466
Income tax (provision) benefit	(537)		278	(992)		(270)

Income (loss) from continuing operations	1,110		(619)	1,910		196

Discontinued operations, net of tax:
Loss from landscape nursery business, net of tax	(7,200)	(3)	(407)	(7,731)	(3)	(877)
Income from warehouse operations, net of tax	-		-	-		117
Gain on sale of warehouse, net of tax	-		-	-		1,530
Total discontinued operations, net of tax	(7,200)		(407)	(7,731)		770

Net (loss) income	$(6,090)		$(1,026)	$(5,821)		$966

Basic net (loss) income per common share:
Income (loss) from continuing operations	$0.22		$(0.12)	$0.37		$0.04
(Loss) income from discontinued operations	(1.40)		(0.08)	(1.50)		0.15
Basic net (loss) income per common share	$(1.18)		$(0.20)	$(1.13)		$0.19

Diluted net (loss) income per common share:
Income (loss) from continuing operations	$0.22		$(0.12)	$0.37		$0.04
(Loss) income from discontinued operations	(1.40)		(0.08)	(1.50)		0.15
Diluted net (loss) income per common share	$(1.18)		$(0.20)	$(1.13)		$0.19

Weighted average common shares outstanding
for computation of basic per share results	5,147		5,140	5,144		5,138

Weighted average common shares outstanding
for computation of diluted per share results	5,162		5,140	5,152		5,143

(1) Interest expense is primarily for mortgages on Griffin Land's rental properties.

(2) Reflects the writeoff of deferred costs related to Griffin Land's mortgage loan with First Niagara Bank ("First Niagara") and a fee paid to First Niagara in connection with a modification of the mortgage loan with First Niagara that reduced the interest rate under a mortgage with First Niagara from 5.25% to 3.91% for the remaining term of the loan, which matures in January 2020.

(3) Includes a pretax charge of $10.4 million to reduce the carying value of inventories at Imperial Nurseries, Inc. ("Imperial") to fair value, which is the net realizable value, based on the terms of the sale of Imperial's inventory to Monrovia Nursery Company that was completed on January 8, 2014.